Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 6th day of June, 2012, between Global Power Equipment Group Inc. (the “Company”) and Luis Manuel Ramírez (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of July 1, 2012 (the “Effective Date”), upon the terms and subject to the conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the earlier of (i) the Date of Termination (as defined in Section 4(e) of this Agreement), or (ii) the second anniversary of the Effective Date (the “Term”). Unless terminated prior to that date, the Term shall be automatically renewed for successive one-year periods on the terms and subject to the conditions of this Agreement (including, without limitation, Sections 8, 9 and 10 hereof), commencing on the second anniversary of the Effective Date, and on each anniversary date thereafter, unless either the Company or Executive gives the other party written notice (in accordance with Section 14 hereof), at least 90 calendar days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement or the employment of Executive. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

2. Position and Duties; Location.

(a) Position and Duties. During the Term, Executive shall be employed by the Company as President and Chief Executive Officer. Executive shall report to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board.

(b) Board Service. On the Effective Date, Executive shall be appointed as a member of the Board, and thereafter during the Term the Company shall cause the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) to nominate Executive to serve as a member of the Board each year Executive’s term of Board service is to be slated for reelection to the Board. If the Company’s stockholders vote in favor of the Nominating Committee’s nomination of Executive to serve as a member of the Board, Executive agrees to serve in such capacity and also agrees that any such board service shall be without additional compensation.

(c) Engaging in Other Activities. During the Term, Executive shall devote substantially all of his business time, energies and talents to serving as President and Chief Executive Officer of the Company, and shall perform his duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. During the Term, it shall not be a violation of this Agreement for Executive, subject to the requirements of Sections 8, 9 and 10 hereof, to (i) serve on civic or charitable boards, (ii) with the consent of the Board, serve on no more than one corporate board unrelated to the Company (and retain all compensation in whatever form for such service),

(iii) deliver lectures and fulfill speaking engagements, and (iv) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of Executive’s responsibilities as set forth in Sections 2(a) or 2(b) of this Agreement or Executive’s fiduciary duties to the Company.

(d) Location. Executive shall perform his duties and responsibilities hereunder principally at the Company’s corporate headquarters, which currently is in Irving, Texas; provided that Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.

(e) Affiliates. Executive agrees to serve, without additional compensation, as an officer and director of each of the other members of the Company’s affiliates, as determined by the Board, provided that such service is covered by Section 3(g) of this Agreement. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

(f) Stock Ownership Guidelines. Executive acknowledges and agrees to comply with the Company’s stock ownership guidelines for the Chief Executive Officer position, as the same may be amended from time to time.

(g) Compensation Recovery Policy. Executive agrees to execute the Compensation Recovery Policy Acknowledgement and Agreement attached as Exhibit A to this Agreement. Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation paid or payable to Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or the Company’s Compensation Recovery Policy, as the same may be amended from time to time.

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay Executive an annualized base salary (“Annual Base Salary”) at a rate of $550,000 U.S., payable in regular installments in accordance with the Company’s normal payroll practices. During the Term, the Annual Base Salary shall be reviewed by the Board at such time as the salaries of other senior executives of the Company are reviewed generally. The Annual Base Salary shall not be reduced other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company. If so increased or reduced, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b) Bonus. For each fiscal year during the Term, Executive shall be eligible to participate in the Company’s Incentive Compensation Plan, or any successor plan (the “ICP”), under terms and conditions no less favorable than other senior executives of the Company; provided that Executive’s “target” short-term incentive opportunity shall not be less than 80% of his Annual Base Salary, with a minimum and maximum of 40% and 160% of his Annual Base Salary, respectively (or such higher percentages as determined by the Board or a committee thereof from time to time). Executive’s payment under the ICP for any fiscal year during the Term

2

shall be based on the extent to which the predetermined performance objectives established by the Board or a committee thereof have been achieved for that year; provided that at least 70% of the annual incentive opportunity shall be based on the extent to which the Company or its affiliates achieve pre-established quantitative financial metrics. Notwithstanding the preceding sentence, Executive’s annual incentive opportunity for the 2012 fiscal year will be pro-rated, based on the number of days Executive is employed by the Company during 2012, and determined based on performance results during the last two quarters of the year. The annual incentive for any fiscal year, if earned, will be paid to Executive by the Company in accordance with the terms, and subject to the conditions, of the ICP. Nothing contained in this Section 3(b) will guarantee Executive any specific amount of annual incentive compensation or prevent the Board or a committee thereof from establishing performance goals and targets applicable only to Executive.

(c) Equity Incentive Plan. The Compensation Committee of the Board has approved a grant to Executive of restricted share units in respect of 33,500 shares of the Company’s common stock (the “RSUs”) pursuant to the Company’s 2011 Equity Incentive Plan (“Equity Incentive Plan”), such grant to be made and effective on the Effective Date. The RSUs shall be granted upon the terms, and subject to the conditions, of the Equity Incentive Plan and the award agreement evidencing the grant of the RSUs, a copy of which is attached as Exhibit B to this Agreement. During the Term, the Company may, but shall have no obligation to, grant additional equity compensation awards to Executive under the Equity Incentive Plan or any successor equity plan.

(d) Vacation. During the Term, Executive shall be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that Executive shall be entitled to paid vacation time at a rate of no less than 4 weeks per calendar year. Executive shall use such vacation time at such reasonable time or times each year as he may determine after consultation with the Chairman of the Board.

(e) Expense Reimbursement. Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive during the Term in connection with carrying out his duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally. In addition, the Company will reimburse Executive for the reasonable expenses incurred by Executive in the relocation of Executive, his immediate family living with him and their personal household effects in accordance with the terms, and subject to the conditions, of the relocation policy applicable to other senior executives; provided, however, that the Company specifically agrees to cover: (i) the reasonable closing costs associated with the sale of Executive’s personal residence in Connecticut and the purchase of a new personal residence in the Dallas/Irving, Texas area, subject to an aggregate cap of $75,000 U.S.; (ii) the reasonable moving and storage expenses for Executive’s personal household effects; and (iii) the reasonable costs of temporary housing for Executive in a furnished apartment in the Dallas/Irving, Texas area for up to 6 months.

3

(f) Benefits. During the Term, and except as otherwise provided in this Agreement, Executive shall be eligible to participate in all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time.

(g) Indemnification and Insurance. The Company shall indemnify Executive to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors senior executive officers and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement).

4. Termination of Employment.

(a) Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice in accordance with Section 14 of this Agreement of its intention to terminate Executive’s employment; provided that such notice is provided no later than 150 calendar days following the determination of Executive’s Disability. In such event, Executive’s employment shall terminate effective on the 30th calendar day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 calendar days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential duties of the position held by Executive by reason of any medically determined physical or mental impairment that is reasonably expected to result in death or lasts for 120 consecutive calendar days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and Executive or Executive’s legal representative.

(b) Cause. Executive’s employment with the Company may be terminated by the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) the continued failure of Executive to perform substantially Executive’s duties with the Company or any of its affiliates or Executive’s disregard of the directives of the Board (in each case other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by Executive within 20 days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or disregarded a directive of the Board; (ii) willful material misrepresentation at any time by Executive to the Board; (iii) Executive’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its affiliates or their respective businesses or operations; (iv) a

4

conviction, guilty plea or plea of nolo contendere of Executive for any crime involving dishonesty or for any felony; (v) a material breach by Executive of his fiduciary duties of loyalty or care to the Company or any of its affiliates or a material violation of the Company’s Code of Business Conduct and Ethics or any other Company policy, as the same may be amended from time-to-time; (vi) the engaging by Executive in illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or (vii) a material breach by Executive of his representations under Section 7 of this Agreement or his obligations under Section 8, 9 or 10 of this Agreement.

(c) Good Reason. Executive’s employment with the Company may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction by the Company of Executive’s title, duties, responsibilities or reporting relationship set forth in Section 2(a) or (b); (ii) a material reduction by the Company of Executive’s Annual Base Salary (other than as permitted in Section 3(a) of this Agreement) or Executive’s Target Bonus; or (iii) a failure to initially appoint Executive as a member of the Board or thereafter to nominate Executive for re-election as a member of the Board (but for the avoidance of doubt, neither the failure by the Company’s stockholders to elect or re-elect Executive as a member of the Board, nor Executive’s resignation from the Board following such failure, shall be deemed to constitute Good Reason for purposes of this Agreement). A termination of Executive’s employment by Executive shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, Executive must terminate his employment within 120 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder.

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive, respectively, hereunder or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 calendar days after such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for

5

Cause or Disability, or if Executive voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice, (iii) if Executive’s employment is terminated by reason of death, the date of death of Executive, (iv) if Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if Executive’s employment is terminated at the end of the Term, the end of the Term.

(f) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, including his position on the Board. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5. Severance Payments.

(a) Good Reason, Other than for Cause. If, during the Term, the Company shall terminate Executive’s employment other than for Disability or Cause (but excluding by reason of the Company providing notice of its intention not to renew the Term), or if Executive shall terminate employment for Good Reason:

(i) The Company shall pay, or cause to be paid, to Executive the sum of: (A) the portion of Executive’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; and (B) any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(ii) Subject to Section 6 hereof, the Company shall continue to pay, or cause to be paid, to Executive the Annual Base Salary for the one year period commencing on the Date of Termination (such period, the “Severance Period”), payable over the Severance Period in equal semi-monthly or other installments (not less frequently than monthly), with the installments that otherwise would be paid within the first 60 calendar days after the Date of Termination being paid in a lump sum (without interest) on the 60th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination.

(iii) Subject to Section 6 hereof, the Company shall pay to Executive the amount of any annual incentive that has been earned by Executive for a completed fiscal year or other measuring period preceding the Date of Termination (or that would have been earned by Executive had his employment continued through the date such annual incentive is paid to other senior executives), but has not yet been paid to Executive (the “Prior Year Annual Incentive”), payable in a single lump sum no later than two and one half months following the end of the completed fiscal year or other measuring period.

6

(iv) Subject to Section 6 hereof, and if and only if Executive’s Date of Termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, Executive will be eligible to receive an annual incentive under the ICP for the fiscal year during which the Date of Termination occurs, determined as if Executive had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the annual incentive for the year), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and assuming that any individual goals applicable to Executive were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Date of Termination (the “Pro-Rated Annual Incentive”). The Pro-Rated Annual Incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the ICP for that fiscal year (pursuant to the terms of the ICP but in no event later than two and one-half months after the fiscal year during which the Date of Termination occurs).

(v) To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive (or his estate) any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b) Cause; Other than for Good Reason. If, during the Term, Executive’s employment is terminated for Cause, or if Executive voluntarily terminates his employment without Good Reason (including by reason of Executive providing notice of his intention not to renew the Term), then the Company shall pay or provide to Executive the Accrued Benefits, payable in accordance with Section 5(a)(i) of this Agreement, and the Other Benefits, and no further amounts shall be payable to Executive under this Section 5 after the Date of Termination.

(c) Non-Renewal of Term. If, during the Term, the Company provides notice of its intention not to renew the Term, and Executive’s employment terminates at the end of the Term as a result thereof, then the Company shall pay or provide to Executive (i) the Accrued Benefits, payable in accordance with Section 5(a)(i) of this Agreement, (ii) the Other Benefits, (iii) subject to Section 6 hereof, the Prior Year Annual Incentive, payable in accordance with Section 5(a)(iii) of this Agreement, (iv) subject to Section 6 hereof, and if and only if Executive’s Date of Termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, the Pro-Rated Annual Incentive (calculated solely for purposes of this Section 5(c) assuming “target” performance for each individual and corporate goal), payable in accordance with Section 5(a)(iv) of this Agreement, (v) subject to Section 6 hereof, and provided that Executive first enters into a consulting agreement provided by the Company with respect to post-

7

termination transition services, the Company shall pay, or cause to be paid, to Executive an amount equal to one-half of the Annual Base Salary, payable in in equal semi-monthly or other installments (not less frequently than monthly) during for the 6-month period commencing on the Date of Termination, with the installments that otherwise would be paid within the first 60 calendar days after the Date of Termination being paid in a lump sum (without interest) on the 60th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination, and (vi) solely for purposes of determining Executive’s rights, if any, under any outstanding equity awards held by Executive as of the Date of Termination (and not for any other purpose), Executive shall be deemed to have been terminated by the Company without “cause”.

(d) Disability and Death. If, during the Term, Executive’s employment is terminated for Disability or Executive dies, then the Company shall pay or provide to Executive (or his estate) (i) the Accrued Benefits, payable in accordance with Section 5(a)(i) of this Agreement, (ii) the Other Benefits, (iii) subject to Section 6 hereof, the Prior Year Annual Incentive, payable in accordance with Section 5(a)(iii) of this Agreement, (iv) subject to Section 6 hereof, and if and only if Executive’s Date of Termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, the Pro-Rated Annual Incentive, payable in accordance with Section 5(a)(iv) of this Agreement, and (v) in the case of termination for Disability, and subject to Section 6 hereof, an amount equal to the excess, if any, of Executive’s Annual Base Salary for 6 months, over the amounts payable to Executive under the Company’s short-term disability insurance program, which amount shall be payable in equal semi-monthly or other installments (not less frequently than monthly) over the period commencing on the Date of Termination and ending 6 months thereafter, with the installments that otherwise would be paid within the first 60 calendar days after the Date of Termination being paid in a lump sum (without interest) on the 60th day after the Date of Termination and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination.

(e) Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Executive or others, except as otherwise may be provided in Section 2(g) or Section 11 hereof. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

(f) Section 280G. In the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Total Payments”), is or will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to Executive after reducing

8

Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to Section 5(a)(ii) of this Agreement, then to the payment made pursuant to Section 5(a)(iii) of this Agreement, then to the payment made pursuant to Section 5(a)(iv) of this Agreement, and then to any other payment that triggers such Excise Tax in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and (iv) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting firm mutually acceptable to the Company and Executive (the “Accounting Firm”).

6. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Sections 5(a)(ii), (iii) and (iv), Sections 5(c)(iii), (iv) and (v), or Sections 5(d)(iii), (iv) and (iv) hereof unless: (a) Executive or Executive’s legal representative first executes within 50 calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit C, with such changes as the Company, after consulting with Executive or Executive’s legal representative, may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (b) Executive does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

7. Representations. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any other previous employer) or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims against Executive that are unresolved and still outstanding as of the Effective Date, in each case of which he is aware, resulting or arising from his service with his current employer (or any other previous employer) or his membership on any boards of directors.

8. Work Product. Executive agrees that all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Executive (either solely or jointly with others) while employed by or serving as a consultant to the Company or any of its affiliates (“Work Product”) shall be the sole and exclusive property of the Company or any such affiliate. Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9

9. Confidential Information.

(a) Confidential Information means information disclosed to Executive or known by Executive as a result of employment by the Company, not generally known to the trade or industry in which the Company or its affiliates are engaged, about products, processes, technologies, machines, customers, clients, employees, services and strategies of the Company and its affiliates, including, but not limited to, inventions, research, development, manufacturing, purchasing, financing, computer software, computer hardware, automated systems, engineering, marketing, merchandising, selling, sales volumes or strategies, number or location of sales representatives, names or significance of the Company’s customers or clients or their employees or representatives, preferences, needs or requirements, purchasing histories, or other customer or client-specific information. Such Confidential Information is and shall continue to be the property of the Company.

(b) Executive recognizes that the Confidential Information is of great value to the Company, that the Company has legitimate business interests in protecting its confidential information, and that the disclosure to anyone not authorized to receive such information will cause immediate and irreparable injury to the Company. Unless Executive first secures the Company’s written consent, Executive will not divulge, disclose, use, copy, disseminate, lecture upon or publish Confidential Information. Executive understands and agrees that the obligations not to disclose, use, disseminate, lecture upon or publish Confidential Information shall continue after termination of employment for any reason. Further, Executive will use his best efforts and diligence to safeguard and to protect the Confidential Information against disclosure, misuse, espionage, loss or theft.

(c) Executive agrees that upon the Date of Termination, or at any other time that the Company may request, for whatever reason, Executive shall deliver (and in the event of Executive’s death or Disability, his representative shall deliver) to the Company all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and all copies thereof) relating to Confidential Information, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control. If the Company requests, Executive (or his representative) agrees to provide written confirmation that Executive has returned all such materials.

(d) Executive agrees that upon the Date of Termination, or at any other time that the Company may request, for whatever reason, Executive shall assign all rights, title and interest in the Confidential Information, the Work Product, all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer takes and software and other documents and data (and all copies thereof) relating to Confidential Information, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control.

10

10. Non-compete, Non-solicitation.

(a) Executive agrees that during the Term and thereafter during the Protection Period (as defined in Section 10(f) below), Executive will not directly or indirectly (by himself or in association with any individual or entity) own, operate, manage, control, be employed by, participate in, consult with, advise, provide services for, or in any manner engage in any business which competes in any way with the business of the Company and its affiliates, which the Parties acknowledge includes the provision of power generation equipment and modification and maintenance services for customers in the domestic and international energy, power infrastructure or service industries, or in any other business activity that the Company or its affiliates is conducting, or has active plans to conduct, as of the Date of Termination. This restriction shall apply to any geographic area in which the Company, or any affiliate for which Executive had any responsibilities during the term of his employment, engaged in business, or had active plans to engage in business, during the term of Executive’s employment. The restrictions contained herein shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Executive agrees that during the Term and thereafter during the Protection Period, Executive will not directly or indirectly: (i) solicit or induce, or attempt to solicit or induce, any employee, consultant or independent contractor of the Company or of any affiliate to terminate his or her employment or relationship with the Company or affiliate; (ii) hire any person who Executive knows was an employee, consultant or independent contractor of the Company or of any affiliate during the last 6 months of Executive’s employment by the Company; or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee, or other individual or entity that has any business relationship with the Company or any of its affiliate to cease doing business with the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee, or any other individual or entity and the Company or any of its affiliates.

(c) To enable the Company to monitor Executive’s compliance with the obligations imposed by this Agreement, Executive agrees to inform the Company, upon the Date of Termination, of the identity of any new employer and of Executive’s new job title. Executive will continue to so inform the Company, in writing, any time Executive changes employment during the Protection Period.

(d) In the event that any of these provisions are deemed invalid or unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent any provision is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

(e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 10, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

11

(f) For purposes of this Section 10, the term “Protection Period” shall mean the period commencing on the Date of Termination and ending on the first anniversary thereof, provided, however, that such period shall be extended by any length of time during which Executive is in breach of the covenants contained in this Section 10.

11. Remedies. Executive recognizes and affirms that in the event of his breach of any provision of this Sections 8, 9 or 10 hereof, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or a threatened breach by Executive of any of the provisions of Sections 8, 9 or 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (a) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), and (b) exercise its rights hereunder to cease any further payments and/or vesting of equity awards. Executive understands and acknowledges that the Company can bar him from disclosing or using Confidential Information, bar him from accepting or continuing prohibited employment or rendering prohibited services, or bar him from soliciting certain individuals and entities for the periods specified in Sections 8, 9 and 10 above. In the event that the Company institutes legal action to enforce Sections 8, 9 or 10 of this Agreement, Executive agrees that the Company shall be entitled to recover from him its costs of any action (including reasonable attorneys’ and expert fees and expenses). Nothing in this Section 11 will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of Sections 8, 9 or 10 that may be pursued or availed of by the Company.

12. Cooperation in Investigations and Proceedings. During the Term and for a period of 5 years thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment). Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance and shall receive from the Company reasonable per diem compensation (to be mutually agreed to by Executive and the Company) in each case in connection with any assistance or cooperation that occurs after the Date of Termination. Any such reimbursements or per diem compensation shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).

13. Survival. Subject to any limits on applicability contained therein, Sections 2(g), 3(g), 4(f), 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 23 and 24 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or this Agreement.

12

14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Executive shall be sent to the address of Executive most recently provided to the Company. Notices to the Company should be sent to Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400 Irving, TX 75039, Attention: General Counsel. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Source of Payment. Any payments to Executive under this Agreement shall be paid from the Company’s general assets.

17. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Withholding of Taxes. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

20. Successors and Assigns.

(a) This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 20(c), without the prior written consent of Executive this Agreement shall not be assignable by the Company, except to an affiliate.

13

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

21. Choice of Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the federal and state courts located in Delaware in any court action or proceeding brought with respect to or in connection with this Agreement.

22. Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

23. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

24. Section 409A Compliance.

(a) In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to Executive upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to Executive, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if Executive is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day following the six-month anniversary of the Date of Termination.

14

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c) Reimbursements. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last business day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

GLOBAL POWER EQUIPMENT GROUP INC. /s/ Charles Macaluso By: Charles Macaluso Its: Chairman of the Board of Directors	EXECUTIVE /s/Luis Manuel Ramírez Luis Manuel Ramírez

15

EXHIBIT A

COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT AND AGREEMENT

This Compensation Recovery Policy Acknowledgement and Agreement (this “Agreement”) is entered into as of June 6, 2012, between Global Power Equipment Group Inc. (the “Company”) and Luis Manuel Ramírez (“Executive”).

Recitals:

WHEREAS, the Executive is an “executive officer” of the Company as defined in Rule 3b-7 under the Securities Exchange Act of 1934;

WHEREAS, the Company’s Board of Directors has adopted the Global Power Equipment Group Inc. Compensation Recovery Policy (the “Policy”); and

WHEREAS, in consideration of, and as a condition to the receipt of, the promises contained in the Employment Agreement between the Executive and the Company dated June 6, 2012 (the “Employment Agreement”) and any future annual cash and equity-based awards, performance-based compensation and other forms of cash or equity compensation made under the Company’s 2011 Equity Incentive Plan, Incentive Compensation Plan and any successor plans (collectively, the “Awards”), the Executive and the Company are entering into this Agreement.

Agreement:

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. The Executive acknowledges receipt of the Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. The Executive has read and understands the Policy and has had the opportunity to ask questions to the Company regarding the Policy.

2. The Executive hereby acknowledges and agrees that the Policy shall apply to any annual incentives, equity-based awards (including without limitation, performance-based restricted stock units) and other performance-based awards granted on or after the Effective Date, as defined in the Employment Agreement (collectively, the “Compensation”), and all such Compensation shall be subject to repayment or forfeiture under the Policy.

3. Any applicable award agreement or other document setting forth the terms and conditions of any annual incentive or equity-based award granted to the Executive on or after the Effective Date shall be deemed to include the restrictions imposed by the Policy and incorporate it by reference. In the event of any inconsistency between the provisions of this Policy and the applicable award agreement or other document setting forth the terms and conditions of any annual incentive or equity-based award granted to the Executive, the terms of this Policy shall govern.

4. The repayment or forfeiture of Compensation pursuant to the Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the Company to recover Compensation from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.

5. The Executive acknowledges that the Executive’s execution of this Agreement is in consideration of, and is a condition to, the benefits provided to Executive under the Employment Agreement and receipt by the Executive of Awards from the Company; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any Awards to the Executive in the future.

6. This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

7. To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. No modifications or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. This Agreement and the Policy shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Executive’s employment with the Company and its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Executive, and the successors and assigns of the Company.

8. The Executive acknowledges and agrees that neither the Company’s adoption of the Policy nor the execution of this Agreement shall constitute “Good Reason” to terminate his employment within the meaning of the Employment Agreement, as the same may be amended from time-to-time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GLOBAL POWER EQUIPMENT GROUP INC.

By:

Title:

EXECUTIVE

Luis Manuel Ramírez

ANNEX A

GLOBAL POWER EQUIPMENT GROUP INC.

COMPENSATION RECOVERY POLICY

NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby adopts a compensation recovery policy on the following terms and conditions, effective with respect to annual incentives or other performance-based compensation granted on or after January 1, 2011:

Each executive officer shall repay or forfeit, to the fullest extent permitted by law and as directed by the Board, any annual incentive or other performance-based compensation received by him or her if:

•

the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Corporation’s financial statements filed with the Securities and Exchange Commission,

•	the Board determines in its sole discretion, exercised in good faith, that the executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement,

•	the amount of the compensation that would have been received by the executive officer had the financial results been properly reported would have been lower than the amount actually received, and

•

the Board determines in its sole discretion that it is in the best interests of the Corporation and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

The Board, acting solely by the independent directors as identified under the applicable exchange listing standards, shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation to be repaid or forfeited by the executive officer. All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and employees.

From and after January 1, 2011, each award agreement or other document setting forth the terms and conditions of any annual incentive or other performance-based award granted to an executive officer shall include a provision incorporating the requirements of this policy. Moreover, each executive officer will be required to sign a Compensation Recovery Policy Acknowledgement and Agreement in a form attached to this resolution as Exhibit A. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation.

EXHIBIT B

GLOBAL POWER EQUIPMENT GROUP INC.

RESTRICTED SHARE UNIT AGREEMENT

Notice of Restricted Share Unit Award

Global Power Equipment Group Inc. (the “Company”) grants to the Grantee named below, in accordance with the terms of the Global Power Equipment Group Inc. 2011 Equity Incentive Plan (the “Plan”) and this Restricted Share Unit Agreement (the “Agreement”), the following number of Restricted Share Units, as of the Date of Grant set forth below. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

Name of Grantee:	Luis Manuel Ramírez

Date of Grant:	July 1, 2012

Number of Restricted Share Units:	33,500

Vesting Schedule:

Date	Time-Based RSUs	Performance-Based RSUs
March 31, 2013	4,187	4,187

March 31, 2014	4,187	4,187

March 31, 2015	4,188	4,188

March 31, 2016	4,188	4,188

Performance Periods:	The 2012 performance period is set forth on Attachment A. Subsequent performance periods are calendar years 2013, 2014, and 2015.

Performance Based Vesting Target:	Subject to the stated Performance Objective. For the 2012 performance period, the Performance Objective is described in Attachment A.

Required Service Date:	December 31, 2014

Terms of Agreement

1. Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the total number of restricted share units (the “Restricted Share Units” or “RSUs”) set forth above. Each Restricted Share Unit shall represent the contingent right to receive one Share and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 2 hereof.

2. Vesting and Payment of Restricted Share Units.

(a) In General.

(i) Time-Based RSUs. Fifty percent (50%) of the Restricted Share Units shall vest in four installments (each consisting of 12.5% of the Restricted Share Units) on each of the Vesting Dates (each a “Vesting Date”) as set forth above in the Vesting Schedule, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date (the “Time-Based RSUs”). The Company shall deliver to the Grantee the Shares underlying the vested Time-Based RSUs within ten (10) days following each Vesting Date.

(ii) Performance-Based RSUs. Fifty percent (50%) of the Restricted Share Units shall vest in four installments (each consisting of 12.5% of the Restricted Share Units) on each of the Vesting Dates as set forth above in the Vesting Schedule, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date, and based on the extent to which the Company achieves the Performance-Based Vesting Target described above for the Performance Period that concluded immediately prior to such Vesting Date (the “Performance-Based RSUs”). Not later than March 15 following each Performance Period, the Committee shall certify in writing the extent to which the Company has achieved the Performance-Based Vesting Target for the Performance Period and the number of Restricted Share Units, if any, earned by the Grantee. The Company shall deliver to the Grantee the Shares underlying the vested Restricted Share Units following the Committee’s certification of the Performance-Based Vesting Target and within ten (10) days following each Vesting Date.

(iii) Continuous Employment. For purposes of this Section 2, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

(b) Involuntary Termination or Termination for Good Reason.

(i) If the Company or a Subsidiary terminates the Grantee’s employment without Cause (as defined in Section 21 of this Agreement) or the Grantee terminates his employment for Good Reason (as defined in Section 21 of this Agreement), in either case, prior to the Required Service Date set forth above, or if the Company or a Subsidiary terminates the Grantee’s employment by reason of the Grantee’s Disability (as defined in Section 21 of this Agreement) or the Grantee dies, then, except as otherwise provided in Section 12:

(A) The Grantee shall become vested in a number of Time-Based RSUs equal to: (x) the number of Time-Based RSUs that would have become vested had the Grantee remained employed with the Company or a Subsidiary through March 31 of the calendar year immediately following the calendar year in which the Grantee’s employment terminated, multiplied by (y) the Pro-Ration Factor (as defined in Section 21 of this Agreement). The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Time-Based RSUs within thirty (30) days following the date of the Grantee’s termination of employment.

(B) The Grantee shall become vested in a number of Performance-Based RSUs equal to: (x) the number of Performance-Based RSUs that would have become vested had the Grantee remained employed with the Company or a Subsidiary through March 31 of the calendar year immediately following the calendar year in which the Grantee’s employment terminated, based on the extent to which the Company achieves the Performance-Based Vesting Target for the Performance Period in which the Grantee’s employment terminates, multiplied by (y) the Pro-Ration Factor. The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Performance-Based RSUs, if any, within seventy (70) days after the end of the Performance Period.

(C) In addition to the Restricted Share Units that may become vested in accordance with Sections 2(b)(i)(A) and (B) above, if the Grantee’s termination of employment occurs between January 1 and March 30 of a calendar year, the Grantee shall become vested in the unvested Time-Based and Performance-Based RSUs, if any, that would have become vested had the Grantee remained employed with the Company or a Subsidiary through March 31 of that calendar year. The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying such vested Time-Based and Performance-Based RSUs within thirty (30) days following the date of the Grantee’s termination of employment.

(ii) If the Company or a Subsidiary terminates the Grantee’s employment other than for Cause or Disability, or the Grantee terminates his employment for Good Reason, in either case on or after the Required Service Date and prior to a Vesting Date, then all of the Restricted Share Units that have not yet vested under this Section 2 shall become fully vested. Except as otherwise provided in Section 12, the Company shall deliver to the Grantee the Shares underlying such vested Time-Based and Performance-Based RSUs within thirty (30) days following the date of the Grantee’s termination of employment.

(c) Change of Control. If a Change of Control occurs while the Grantee is employed by the Company or any Subsidiary and prior to a Vesting Date, then all of the Restricted Share Units that have not yet vested under this Section 2 shall become fully vested, effective as of the date of such Change of Control. Except as otherwise provided in Section 12, the Company shall deliver to the Grantee the Shares underlying such vested Restricted Share Units within thirty (30) days following the date of the Change in Control.

3. Forfeiture of Restricted Share Units.

(a) Forfeiture of Unvested Awards. The Restricted Share Units that have not yet vested pursuant to Section 2 (and any right to unpaid Dividend Equivalents under Section 6 with respect to the Restricted Share Units), shall be forfeited automatically without further action or notice if (i) the Grantee ceases to be employed by the Company or a Subsidiary prior to a Vesting Date, except as otherwise provided in Section 2(b) or 2(c), or (ii) with respect to Performance-Based RSUs allocated to a particular Performance Period, the Company fails to achieve the Threshold Level for the Performance-Based Vesting Target for that Performance Period, except as otherwise provided in Section 2(b)(ii) or 2(c), but only with respect to the percentage of the Restricted Share Units allocated to such Performance Period.

(b) Repayment of Awards. The Restricted Share Units shall be subject to the provisions of Section 19 of the Plan regarding forfeiture and repayment of awards in the event of termination of the Grantee’s employment for Cause or as provided pursuant to the Company’s Compensation Recovery Policy. This Section 3(b) shall survive and continue in full force in accordance with its terms and the terms of the Plan notwithstanding any termination of the Grantee’s employment or the payment of the Restricted Share Units as provided herein.

4. Transferability. The Restricted Share Units may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 4 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Share Units.

5. Dividend, Voting and Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 2 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

6. Payment of Dividend Equivalents. Upon payment of a vested Restricted Share Unit, the Grantee shall be entitled to a cash payment (without interest) equal to the aggregate cash dividends declared and payable with respect to one (1) Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the vested Restricted Share Unit is paid (the “Dividend Equivalent”). The Dividend Equivalents shall be forfeited to the extent that the underlying Restricted Share Unit is forfeited and shall be paid to the Grantee, if at all, at the same time that the related vested Restricted Share Unit is paid to the Grantee in accordance with Section 2.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee, in each case with or without Cause.

8. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

9. Taxes and Withholding. The Grantee is responsible for any federal, state, local or other taxes with respect to the Restricted Share Units and the Dividend Equivalents. The Company does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Restricted Share Units, the delivery of Shares or the payment of Dividend Equivalents. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then, except as otherwise provided below, the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Notwithstanding the preceding sentence, the Grantee may elect, on a form provided by the Company and subject to any terms and conditions imposed by the Company, to pay or provide for payment of the required tax withholding. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of the Shares under this Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code). If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes with respect to Dividend Equivalents, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to reduce the cash payment related to the Dividend Equivalent by the applicable tax withholding.

10. Adjustments. The number and kind of shares of stock deliverable pursuant to the Restricted Share Units are subject to adjustment as provided in Section 15 of the Plan.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Share Units; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

12. Section 409A of the Code. It is intended that the Restricted Share Units and any Dividend Equivalents provided pursuant to this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code, and this Agreement shall be interpreted, administered and governed in accordance with such intent. To the extent necessary to give effect to such intent, the Grantee’s termination of employment shall mean, for purposes of this Agreement, the Grantee’s “separation from service” within the meaning of Section 409A of the Code. In particular, it is intended that the Restricted Share Units and any Dividend Equivalents shall be exempt from Section 409A of the Code, to the maximum extent possible, pursuant to the “short-term deferral” exception thereto. However, to the extent that the Restricted Share Units or any Dividend Equivalents constitute a deferral of compensation subject to the requirements of Section 409A of the Code (for example, because the Grantee’s governing employment agreement defines “Good Reason” in a manner such that the Grantee’s termination of employment for Good Reason would not be treated as an involuntary separation from service for purposes of Section 409A of the Code), then the following rules shall apply, notwithstanding any other provision of this Agreement to the contrary:

(a) The Company will deliver the Shares underlying any Restricted Share Units that become vested in accordance with Section 2(b) or 2(c) of this Award Agreement and pay any Dividend Equivalents with respect to those vested Restricted Share Units within thirty (30) days after the first to occur of (i) the applicable Vesting Date for the Restricted Share Units; (ii) the occurrence of a Change of Control that is also a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (iii) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; and

(b) If the Restricted Share Units (and any related Dividend Equivalents) become payable as a result of the Grantee’s separation from service (other than as a result of the Grantee’s death) and the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees), the Company will deliver the Shares underlying the vested Restricted Share Units and pay any related Dividend Equivalents to the Grantee on the first business day that is at least six months after the date of the Grantee’s separation from service (or upon the Grantee’s death if the Grantee dies before the end of that six-month period).

13. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect in a material way the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with the grant of the Restricted Share Units.

16. Successors and Assigns. Without limiting Section 4, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

18. Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third-party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

19. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the VP of Human Resources of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

20. No Fractional Shares. Fractional Shares or units will be subject to rounding conventions adopted by the Company from time to time; provided that in no event will the total shares issued exceed the total units granted under this award.

21. Definitions. As used in this Agreement, the following definitions shall apply.

(a) Cause has the meaning given such term in the Grantee’s governing employment agreement.

(b) Disability has the meaning set forth in the long-term disability plan of the Company or a Subsidiary applicable to the Grantee.

(c) Good Reason has the meaning given to it in the Grantee’s governing employment agreement.

(d) Pro-Ration Factor means a fraction, the numerator of which is the number of days of continuous employment completed by the Grantee during the calendar year in which the Grantee’s employment terminates, and the denominator of which is 365.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Grant.

GLOBAL POWER EQUIPMENT GROUP INC.

By:

Name:

Title:

By executing this Agreement, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s internet site at www.globalpower.com, and you consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact Lori McCauley at 918-274-2446, to request a paper copy of the Prospectus Information at no charge.

GRANTEE

Luis Manuel Ramírez

Attachment A

The 2012 Performance Period shall commence on July 1, 2012 and end on December 31, 2012. The Committee has determined that the Performance-Based Vesting Target for the 2012 Performance Period will be the Company’s net income from continuing operations, as defined under U.S. generally accepted accounting principles, of $[•].

If, upon the conclusion of each Performance Period, the Company achieves less than 90% of the Performance-Based Vesting Target, then the Grantee shall not earn any of the Performance-Based RSUs allocated to the Performance Period, and those Performance-Based RSUs shall be forfeited immediately without further action or notice. If, upon the conclusion of each Performance Period, the Company achieves 90% (“Threshold Level”) or more of the Performance-Based Vesting Target, then the Grantee shall be entitled to receive the number of Performance-Based RSUs allocated to that Performance Period equal to the product of (A) the Performance-Based RSUs allocated to that Performance Period, multiplied by (B) the applicable payout percentage set forth on the Performance Matrix below:

Percentage of Performance- Based Vesting Target Attained for the Each Performance Period	Percentage of the Performance- Based RSUs allocated to Each Performance Period Earned
90% but less than 95%	50	%*
95% but less than 100%	75	%*
100% or more	100%

*	The Performance-Based RSUs allocated to each Performance Period that are not earned in accordance with this Performance Matrix shall be forfeited immediately without further action or notice.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Performance-Based Vesting Target for a Performance Period to be unsuitable, the Committee may modify the Performance-Based Vesting Target, or the applicable achievement levels in the Performance Matrix, in whole or in part, as the Committee deems appropriate; provided, however, that no such action may result in the loss of any otherwise available exemption of the award under Section 162(m) of the Code.

Not later than March 30 of each Performance Period commencing on or after January 1, 2013, the Committee shall establish the Performance-Based Vesting Target for the Performance Period and communicate the same to the Grantee in writing.

EXHIBIT C

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [•] day of [•], 20[•], by and between Global Power Equipment Group Inc. (the “Company”) and Luis Manuel Ramírez (“Executive”).

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of [•], 20[•] (the “Separation Date”).

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Sections 5(a)(ii), (iii) and (iv) of the Employment Agreement between Executive and the Company dated as of June 6, 2012 (the “Employment Agreement”), upon the terms, and subject to the conditions, of the Employment Agreement.

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign,

C-1

federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group; provided, however, that nothing herein shall release the Company Group from (i) any obligation under the Employment Agreement; (ii) any obligation to provide benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; and (iii) from any rights or claims that relate to events or circumstances that occur after the date that the Executive executes this Release.

In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Executive’s behalf.

5. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 2 of the Release.

6. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled. Executive acknowledges and reconfirms the promises in Sections 8, 9, 10, 11 and 12 of the Employment Agreement.

8. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 14 of the Employment Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

C-2

9. Miscellaneous. This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

10. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

GLOBAL POWER EQUIPMENT GROUP INC. By: Its:	EXECUTIVE [Form of release – Do not sign] Luis Manuel Ramírez

C-3